news release

Employers Holdings, Inc. Announces Dividend

November 9, 2007 – Reno, Nev. – EMPLOYERS® (NYSE:EIG), today announced that its Board of Directors has declared a cash dividend of six cents ($0.06) per share of common stock. The dividend is payable on Dec. 12, 2007, to stockholders of record as of Nov. 22, 2007.

This news release may contain forward-looking statements regarding the future performance of Employers Holdings, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, the discretion of Employers Holdings, Inc.’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions and regulatory, legislative or industry factors. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Employers Holdings, Inc. and its subsidiaries are contained in its Annual Report on Form 10-K for the year ended Dec. 31, 2006 and its Quarterly Report and Form 10-Q for the quarter ended June 30, 2007, filed with the SEC. Employers Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 11 states from 13 office locations. The company’s insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company are rated A- (Excellent) by the A.M. Best Company.

CONTACT:	Vicki Erickson, Vice President, Investor Relations, verickson@employers.com
Trish White, Director, Corporate Communications, twhite@employers.com
SOURCE:	EMPLOYERS® Media Release
WEB SITE:	www.employers.com

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialists are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada.